Exhibit 10.29

Rocky B. Dewbre President/Chief Operating Officer

Rusche Distributing Company a division of Susser Petroleum Company, LP	Phone 832-234-3702 Fax 832-234-8400 rdewbre@susser.com
555 E. Airtex Drive Houston, Texas 77073 Tel (832) 234-3600 Fax (832) 234.8400 www.susserpetroleum.com

Via Email: jonwats@citgo.com and Telefax 770-416-9005

July 28, 2006

Mr. Jonathan D. Watson

Light Oils Sales Manager — Southern Region

CITGO Petroleum Corporation

5255 Triangle Parkway; Suite 650

Norcross, GA 30092

Dear Jonathan:

It was great to see Ed Fenner and you at TPCA in Dallas last week. As we discussed in our meeting, we are very disappointed that we were unable to reach mutually agreeable formula pricing renewal terms with CITGO for our company operated and consignment locations. Due to our impasse on pricing, we accepted a proposal from Valero. We have great respect for the people at CITGO and have truly enjoyed having CITGO as our lead supplier these past 18 years. We truly appreciate the commitment made by Bill Hatch, Alan Flagg and you to work with us to accomplish a smooth transition as we face the challenge of rebranding 300+ locations. As I stated in our meeting, we will also do everything we can to work with your supply group to develop a transition plan that minimizes surprises and disruption.

At the conclusion of our meeting, I agreed to send you a letter outlining the transition issues we discussed, I have recapped these items below.

1)	Our existing Distributor Franchise Agreement (DFA) and our formula pricing arrangement will expire on January 31, 2007. While we will be rebranding many of the locations covered under this agreement between now and January 31, 2007, we wish to remain a long-term CITGO marketer as certain of our dealer locations will remain CITGO branded and remain interested in working with CITGO to increase the CITGO brand presence in the coming years. We understand that you will be providing us either a new addendum or a new Marketer Franchise Agreement (MFA) that would take effect on February 1, 2007. In the event we have not completed our rebranding effort by January 31, 2007, the remaining locations would be covered under the new MFA at rack pricing until they are debranded.

Mr. Jonathan D. Watson

July 28, 2006

2)	We have provided CITGO a list of sites that we plan to rebrand, as well as a list of sites that are eligible to remain CITGO branded. Please be aware that these lists are subject to change as our plans are finalized. As we develop our re-branding plan and timeline, we will communicate to you our schedule and make every effort to provide you 60 days notice in areas supplied by exchange terminals (Laredo, Wichita Falls, Edinburg, and Brownsville—equity terminal but supplied by Valero pipeline). The parties agree that Susser may rebrand sites from Citgo to Valero, Shamrock, or Unbranded during this transition period, and that Susser is no longer obligated to brand new locations CITGO during this transition period.

3)	CITGO has agreed to provide a pricing proposal to retain the list of sites eligible to remain CITGO branded no later than August 31st (hopefully sooner).

4)	Citgo previously provided a schedule summarizing Susser’s recapture obligation by location. We discussed that this schedule included amounts for formula sites that should not be subject to recapture obligation. Please provide an updated schedule of Susser’s recapture obligation at your earliest convenience.

Jonathan, we have enjoyed a mutually beneficial relationship with CITGO for many years and have developed many friends in the CITGO organization. While we realize this will be a very difficult transition for both companies, we remain interested in expanding the CITGO presence through our dealer organization and continuing our unbranded supply relationship.

If you have questions regarding items in the letter, or disagree with anything herein, please contact me at 832-234-3702. If you agree with the terms above, please acknowledge by signing below and returning a copy of this letter to me at 832-234-8400.

Sincerely,

/s/ Rocky B. Dewbre

Rocky B. Dewbre

President and Chief Operating Officer

Susser Petroleum Company, LP

Mr. Jonathan D. Watson

July 28, 2006

Acknowledged and Agreed this 18th day of August, 2006

Signed	/s/ Jonathan D. Watson
Jonathan D. Watson
Southern Region Manager

The parties acknowledge that the branded formula pricing arrangement will end on January 31, 2007 and the parties have either provided or waived the requisite notice. Furthermore, all sales after January 31, 2007, will be at rack price except those sales otherwise covered by (1) the Unbranded Racks Sales Agreement or (2) a written agreement that may be executed between the parties after this date but before January 31, 2007.

In addition, CITGO is not waiving its right to recover any unamortized amounts due to CITGO as a result of the debranding.

Furthermore, regarding item 3 of the letter above, the parties agree to continue to negotiate a commercial agreement and are not bound to the August 31, 2006 date stated in item 3.

The above additional language is acceptable to SSP.

Acknowledged and Agreed this 18th day of August, 2006

Signed:	/s/ Rocky B. Dewbre
Rocky B. Dewbre
President and Chief Operation Officer

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